UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 4, 2017

Multi-Color Corporation

(Exact name of Registrant as specified in its Charter)

Ohio	0-16148	31-1125853
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No. )

4053 Clough Woods Dr., Batavia, Ohio		45103
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (513) 381-1480

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark is the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 4, 2017, Multi-Color Escrow Issuer, LLC (the “Escrow Issuer”), a wholly owned subsidiary of Multi-Color Corporation (the “Company”), issued $600 million aggregate principal amount of its 4.875% Senior Notes due 2025 (the “Notes”). The Company formed the Escrow Issuer for the purpose of acting as escrow issuer for the offering of the Notes pending the completion of the Company’s acquisition of the Labels Division of Constantia Flexibles Group GmbH (the “Constantia Labels Acquisition”). The terms and conditions of the Notes and related matters are set forth in the Indenture, dated as of October 4, 2017 (the “Indenture”), between the Escrow Issuer and U. S. Bank National Association, as trustee (the “Trustee”). The Escrow Issuer, the Company and the Trustee also entered into an Escrow and Security Agreement dated as of October 4, 2017 (the “Escrow Agreement”) pursuant to which the gross proceeds from the offering of the Notes, together with amounts necessary to redeem the Notes at a price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest, if any, from the issue date to, but not including, January 19, 2018, have been deposited into a segregated escrow account with the Trustee who is serving as escrow agent. The Escrow Issuer granted to the Trustee, as escrow agent, for its benefit and the benefit of the holders of the Notes, a first-priority security interest in the escrow account to secure the obligations under the Notes pending disbursement of the escrowed funds as described below.

Upon the Escrow Issuer delivering to the Trustee an officer’s certificate instructing it to release the escrowed funds and certifying, among other things, that prior to or concurrently with the release of funds from escrow (i) the Constantia Labels Acquisition has been consummated and (ii) the Company’s new credit agreement has been entered into (collectively, the “Escrow Condition”), the escrowed funds will be released to the Escrow Issuer and the Company will assume all the Escrow Issuer’s obligations under the Notes and the Indenture. If the Escrow Condition is not satisfied on or prior to January 16, 2018, or such earlier date as the Company determines in its sole discretion that the Escrow Condition cannot be satisfied, or if the Escrow Agreement or the sale and purchase agreement relating to the Constantia Labels Acquisition is terminated at any time prior to January 16, 2018, the Escrow Issuer will be required to redeem the Notes at a price equal to 100% of the principal amount of the Notes, together with interest accrued and unpaid on the Notes, if any, from the issue date to, but not including, the date of redemption.

The Notes are general unsecured senior obligations of the Company. Interest is payable on May 1 and November 1 of each year beginning May 1, 2018 until the maturity date of November 1, 2025. The Notes will not be guaranteed initially. Following the release from escrow in connection with the consummation of the Constantia Labels Acquisition, the Notes will be guaranteed by certain of the Company’s existing and future direct and indirect wholly owned domestic subsidiaries that will be a borrower or a guarantor under the Company’s new senior secured credit facilities, or that guarantees certain of its other indebtedness.

A copy of the Indenture, including the form of the Notes, is attached as Exhibit 4.1 hereto, the terms of which are incorporated herein by reference. The foregoing description of the Indenture, including the form of the Notes, is qualified in its entirety by reference to the full text of the Indenture, including the form of the Notes.

A copy of the Escrow Agreement is attached as Exhibit 4.2 hereto, the terms of which are incorporated herein by reference. The foregoing description of the Escrow Agreement is qualified in its entirety by reference to the full text of the Escrow Agreement.

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture governing the 4.875% Senior Notes due 2025, including the form of the 4.875% Note, by and between Multi-Color Escrow Issuer, LLC and U.S. Bank National Association, as Trustee, dated October 4, 2017.

4.2	Escrow and Security Agreement by and among Multi-Color Corporation, Multi-Color Escrow Issuer, LLC and U.S. Bank National Association, as Escrow Agent, dated October 4, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTI-COLOR CORPORATION

Date: October 4, 2017	/s/ Sharon E. Birkett
Sharon E. Birkett
Vice President, Chief Financial Officer and Secretary